                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

               Under the Securities Act of 1934 (Amendment No. 4)

                                   Unify Corp.

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                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                  904743101000

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                                 (CUSIP Number)

                              Kenneth A. Korb, Esq.
        Perkins, Smith & Cohen, LLP, One Beacon Street, Boston, MA 02108
                                 (617) 854-4000

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           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 10, 1998

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             (Date of Event which Requires Filing of This Statement)


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CUSIP No. 904743101000                                              Page 2 of 8

                                  SCHEDULE 13D

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1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Katherine O'Donnell
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3   SEC USE ONLY

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4   SOURCE OF FUNDS*

    N/A (securities sold)
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5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                          ---
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6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
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                      7         SOLE VOTING POWER
  NUMBER OF                     0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8         SHARED VOTING POWER
   OWNED BY
     EACH             ----------------------------------------------------------
  REPORTING           9         SOLE DISPOSITIVE POWER
    PERSON                      0
     WITH             ----------------------------------------------------------
                      10        SHARED DISPOSITIVE POWER

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11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
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12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0
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14  TYPE OF REPORTING PERSON*

    IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                              Page 3 of 8

                                  SCHEDULE 13D

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1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    William J. Eisen, Agent for the Blind Trust u/d/t dated 3/26/93,
    Katherine O'Donnell, as Settlor (hereinafter the "Blind Trust")
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3   SEC USE ONLY

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4   SOURCE OF FUNDS*

    PF
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5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   ---
    ITEMS 2(d) or 2(e)

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6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Organized under the laws of the Cook Islands, South Pacific
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                      7         SOLE VOTING POWER
  NUMBER OF                     100,000
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8         SHARED VOTING POWER
   OWNED BY
     EACH             ----------------------------------------------------------
  REPORTING           9         SOLE DISPOSITIVE POWER
    PERSON                      100,000
     WITH             ----------------------------------------------------------
                      10        SHARED DISPOSITIVE POWER

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11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100,000
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12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


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13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.19%
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14  TYPE OF REPORTING PERSON*

    OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                              Page 4 of 8

                                  SCHEDULE 13D

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1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Joseph J. O'Donnell Investment Retirement Account
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3   SEC USE ONLY

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4   SOURCE OF FUNDS*

    N/A (securities sold)
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5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   ---
    ITEMS 2(d) or 2(e)

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6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
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                      7         SOLE VOTING POWER
  NUMBER OF                     0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8         SHARED VOTING POWER
   OWNED BY
     EACH             ----------------------------------------------------------
  REPORTING           9         SOLE DISPOSITIVE POWER
    PERSON                      0
     WITH             ----------------------------------------------------------
                      10        SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0
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14  TYPE OF REPORTING PERSON*

    EP
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                              Page 5 of 8

                                  SCHEDULE 13D

ITEM 1. SECURITY AND ISSUER

    Class of Securities:  Common Stock

    Unify Corp.
    181 Metro Drive, Suite 300
    San Jose, CA  95110

ITEM 2. IDENTITY AND BACKGROUND

(a) Name:

    Katherine O'Donnell
    William J. Eisen, Agent for The Blind Trust u/d/t 3/26/93
    Joseph J. O'Donnell Investment Retirement Account

(b) Residence or business address:

    Katherine O'Donnell
    15 Clairmont Road, Belmont, MA  02178

    William J. Eisen, Agent for The Blind Trust u/d/t 3/26/93
    ("The Blind Trust")
    c/o Lourie & Cutler, P.C., 60 State Street, Boston, MA  02109

    Joseph J. O'Donnell Investment Retirement Account
    15 Clairmont Road, Belmont, MA  02178

(c) Katherine O'Donnell:  housewife
    Joseph O'Donnell:  business executive

(d) Not applicable to any member of the group.

(e) Not applicable to any member of the group.

(f) U.S. for each reporting person other than The Blind Trust which was organized under the laws of the Cook Islands, South Pacific.


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CUSIP No. 904743101000                                              Page 6 of 8

                                  SCHEDULE 13D

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

    Katherine O'Donnell:  N/A (securities sold).
    The Blind Trust:  $247,152.50; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.
    Joseph J. O'Donnell Investment Retirement Account:  N/A (securities sold)

ITEM 4. PURPOSE OF TRANSACTION

    The purpose of the transactions for each reporting person was solely for investment.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) Katherine O'Donnell
      aggregate number of shares:  0
      percentage of class of securities:  0

    The Blind Trust
      aggregate number of shares:  100,000
      percentage of class of securities:  1.19%

    Joseph J. O'Donnell Investment Retirement Account
      aggregate number of shares:  0
      percentage of class of securities:  0

(b) Katherine O'Donnell
      Sole voting power: 0
      Shared voting power: 0
      Sole dispositive power: 0
      Shared dispositive power: 0

    The Blind Trust
      Sole voting power: 100,000
      Shared voting power: 0
      Sole dispositive power: 100,000
      Shared dispositive power: 0

    Joseph J. O'Donnell Investment Retirement Account
      Sole voting power: 0
      Shared voting power: 0
      Sole dispositive power: 0
      Shared dispositive power: 0


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CUSIP No. 904743101000                                              Page 7 of 8

                                  SCHEDULE 13D

(c) Katherine O'Donnell: 4,600 shares
    The Blind Trust: 412,150 shares
    Joseph J. O'Donnell Investment Retirement Account: 400 shares

(d) No other person has such rights other than the respective reporting person.

(e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

The reporting persons are members of a family and its legal affiliates who have no arrangement or other understanding among them, with respect to the securities of the issuer, other than to make an investment in such securities.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

    Not applicable.

NOTE: Please see the copy of Agency Agreement dated August 16, 1994, which was submitted as an Exhibit with the original paper filing of
        Schedule 13D, on or about February 21, 1997, and is incorporated herein by this reference, as evidence of the authority of the agent to sign this statement on behalf of The Blind Trust.


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CUSIP No. 904743101000                                               Page 8 of 8

                                  SCHEDULE 13D

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 17, 1998                          /S/ Katherine O'Donnell
                                           ------------------------------------
                                           Signature
                                           Name/Title: Katherine O'Donnell

                                           The Blind Trust u/d/t dated 3/26/93

Date:  December 16, 1998                          /S/ William J. Eisen
                                           ------------------------------------
                                           Signature
                                           Name/Title: William J. Eisen, Agent

Date:  December 17, 1998                          /S/ Joseph J. O'Donnell
                                           ------------------------------------
                                           Signature
                                           Name/Title: Joseph J. O'Donnell IRA